                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No.___)

                             Inference Corporation
             550 North Continental Boulevard, El Segundo, CA 90245
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  45662k109
-------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------------                        --------------------------
 CUSIP No.  45652k109                                  Page  2 of 5 Pages
 ----------------------------                        --------------------------
--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Lockheed Martin Corporation
       I.R.S. Employer Identification No. 52-1893632
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)[_]
        (b)[_]
           NOT APPLICABLE
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------------------------------------------------------------------------
                            5  SOLE VOTING POWER
         NUMBER OF             570,246
          SHARES            ----------------------------------------------------
       BENEFICIALLY         6  SHARED VOTING POWER
         OWNED BY              0
           EACH             ----------------------------------------------------
         REPORTING          7  SOLE DISPOSITIVE POWER
          PERSON               570,246
           WITH             ----------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       570,246
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       7%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

                  *SEE  INSTRUCTIONS  BEFORE   FILLING  OUT!

                                  SCHEDULE 13G
                                  ------------



 Item 1(a).          Name of Issuer.
                     --------------

      Inference Corporation


 Item 1(b).          Address of Issuer's Principal Executive
                     ---------------------------------------
                     Offices.
                     --------

      550 North Continental Boulevard,
      El Segundo, CA 90245


 Item 2(a).          Name of Person Filing.
                     ---------------------

      Lockheed Martin Corporation


 Item 2(b).          Address of Principal Business Office.
                     ------------------------------------

      6801 Rockledge Drive,
      Bethesda, Maryland 20817


 Item 2(c).          Citizenship.
                     -----------

      Maryland


 Item 2(d).          Title of Class of Securities.
                     ----------------------------

      Class A Common Stock


 Item 2(e).          CUSIP Number.
                     ------------

      45662k109


 Item 3.

      This Schedule is not filed pursuant to Rules 13d-1(b), or 13d-2(b).


 Item 4(a).          Amount Beneficially Owned.
                     -------------------------

      570,246


 Item 4(b).          Percent of Class.
                     ----------------

      7%


 Item 4(c).          Number of Shares as to Which Such Person Has:
                     --------------------------------------------

      (i) sole power to vote or to direct the vote:

      570,246

      (ii) shared power to vote or to direct the vote:

      0

      (iii) sole power to dispose of or direct the disposition of:

      570,246

      (iv) shared power to dispose of or direct the disposition of:

      0


 Item 5.             Ownership of Five Percent or Less of a Class.
                     --------------------------------------------

      Not applicable.


 Item 6.             Ownership of More than Five Percent on Behalf
                     ---------------------------------------------
                     of Another Person.
                     -----------------

      Not applicable.

 Item 7.             Identification and Classification of the
                     ----------------------------------------
                     Subsidiary Which Acquired the Security Being
                     --------------------------------------------
                     Reported on By the Parent Holding Company.
                     -----------------------------------------
      Not applicable.


 Item 8.             Identification and Classification of Members of
                     -----------------------------------------------
                     the Group.
                     ---------
      Not applicable.


 Item 9.             Notice of Dissolution of Group.
                     ------------------------------

      Not applicable.


 Item 10.            Certification.
                     -------------

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          LOCKHEED MARTIN CORPORATION


                                          By: /s/ Stephen M. Piper
                                              -----------------------
                                             Stephen M. Piper
                                             Assistant General Counsel
                                             and Assistant Secretary


                                              Dated: February 14, 1996